Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Scilex Holding Company

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Scilex Pharmaceuticals, Inc. Amended and Restated 2017 Equity Incentive Plan and the Scilex Holding Company 2019 Stock Option Plan, as amended, of our report dated May 13, 2022, with respect to the consolidated financial statements of Scilex Holding Company included in its Prospectus dated December 27, 2022, filed with the Securities and Exchange Commission (the SEC) on December 27, 2022 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (File No. 333-268603), relating to the Registration Statement on Form S-1 (File No. 333-268603), filed with the SEC on November 30, 2022 (as amended on December 20, 2022).

/s/ Ernst & Young LLP

San Diego, California

January 17, 2023